Exhibit 99.1

Vince Holding Corp. Reports First Quarter 2021 Results

NEW YORK, New York – June 10, 2021 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its financial results for the first quarter 2021 ended May 1, 2021.

In this press release, the Company is presenting its historical financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the first quarter ended May 1, 2021:

•

Net sales increased 47.5% to $57.5 million as compared to $39.0 million in the same period last year reflecting a 76.3% increase in Vince brand sales and a 33.6% decrease in Rebecca Taylor and Parker. The Company has paused the development of new product for Parker, which contributed to approximately two-thirds of the sales decline.

•	Gross margin rate was 44.3% compared to 41.0% in the same period last year.
•

Loss from operations was $7.1 million compared to a loss from operations of $49.4 million in the same period last year. Excluding costs associated with non-cash asset impairment charges, adjusted loss from operations in the first quarter of fiscal 2020 was $22.5 million.

•

Net loss was $11.6 million or $0.98 per share compared to a net loss of $48.2 million or $4.12 per share in the same period last year. Excluding costs associated with non-cash asset impairment charges and a TRA adjustment of $2.3 million, adjusted net loss in the first quarter of fiscal 2020 was $23.6 million or $2.02 per share.

Jack Schwefel, Chief Executive Officer, commented, “We are pleased with the pace of recovery in our business as we begin to emerge from the pandemic with significant sequential improvement in our financial performance.  Strong consumer demand for the Vince brand’s effortless sophisticated luxury is reflected in both our retail and wholesale sell-through rates.  Looking ahead, we will leverage the momentum in the brand as we continue to advance our global growth strategies.  At Rebecca Taylor, we are highly encouraged by the positive response to the relaunch themed Romanticism Redefined.  I remain excited about the longer-term potential for this brand as the strategies we are using, which are similar to those that led to the successful turnaround of the Vince brand, are beginning to show encouraging signs.  Overall, our focus will remain on driving our initiatives forward while maintaining discipline in how we operate the business for long term profitable growth.”

For the first quarter ended May 1, 2021:

•	Total Company net sales increased 47.5% to $57.5 million compared to $39.0 million in the first quarter of fiscal 2020.
•	Gross profit was $25.5 million, or 44.3% of net sales, compared to gross profit of $16.0 million, or 41.0% of net sales, in the first quarter of fiscal 2020. The increase in the gross margin rate was primarily due to lower year-over-year adjustments to inventory reserves partially offset by channel mix.
•

Selling, general, and administrative expenses, were $32.6 million, or 56.6% of sales, compared to $38.5 million, or 98.8% of sales, in the first quarter of fiscal 2020. The decrease in SG&A dollars was primarily the result of lower consulting and other third-party costs as well as decreased bad debt expense, payroll and compensation expense, and marketing expense.

•

Loss from operations was $7.1 million compared to loss from operations of $49.4 million in the same period last year. Excluding costs associated with non-cash asset impairment charges, adjusted loss from operations in the first quarter of fiscal 2020 was $22.5 million.  Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•

Income tax expense was $2.6 million as a result of the non-cash deferred tax expense created by the current period amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes.

•

Net loss was $11.6 million or $0.98 per share compared to a net loss of $48.2 million or $4.12 per share in the same period last year. Excluding costs associated with non-cash asset impairment charges and a TRA adjustment of $2.3 million, adjusted net loss in the first quarter of fiscal 2020 was $23.6 million or $2.02 per share. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•	The Company ended the quarter with 72 company-operated Vince and Rebecca Taylor stores, a net increase of 3 stores since the first quarter of fiscal 2020.

Vince

•	Net sales increased 76.3% to $50.7 million as compared to the first quarter of fiscal 2020.
•	Wholesale segment sales increased 150.6% to $26.8 million compared to the first quarter of fiscal 2020.
•	Direct-to-consumer segment sales increased 32.3% to $23.9 million compared to the first quarter of fiscal 2020.
•

Income from operations excluding unallocated corporate expenses was $7.2 million compared to a loss of $17.5 million in the same period last year. Fiscal 2020 includes non-cash asset impairment charges of $11.7 million.

Rebecca Taylor and Parker

•

Net sales decreased 33.6% to $6.8 million as compared to the first quarter of fiscal 2020. The Company has paused the development of new product for Parker, which contributed to approximately two-thirds of the sales decline.

•	Loss from operations was $3.3 million compared to a loss of $6.1 million in the same period last year. Fiscal 2020 includes non-cash asset impairment charges of $1.7 million.

Net Sales and Operating Results by Segment:

	Three Months Ended
	May 1,	May 2,
(in thousands)	2021	2020
Net Sales:
Vince Wholesale	$26,799	$10,693
Vince Direct-to-consumer	23,932	18,085
Rebecca Taylor and Parker	6,802	10,240
Total net sales	$57,533	$39,018

Income (loss) from operations:
Vince Wholesale	$7,497	$(591)
Vince Direct-to-consumer	(327)	(16,859)
Rebecca Taylor and Parker	(3,263)	(6,139)
Subtotal	3,907	(23,589)
Unallocated corporate*	(11,008)	(25,829)
Total loss from operations	$(7,101)	$(49,418)

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the first quarter of fiscal 2021, total borrowings under the Company’s debt agreements totaled $87.3 million and the Company had $27.4 million of excess availability under its revolving credit facility.

Net inventory at the end of the first quarter of fiscal 2021 was $71.7 million compared to $67.3 million at the end of the first quarter of fiscal 2020. The Company continues to work through prior seasonal product, and anticipates that the balance of newness versus prior season inventory will continue to improve.

2021 First Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, June 10, 2021, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 392-0629, conference ID 1996203. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to three months ended May 2, 2020, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of non-cash asset impairment charges and the TRA adjustment. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 49 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary womenswear line lauded for its signature prints, romantic detailing, and vintage inspired aesthetic reimagined for a modern era. The Rebecca Taylor collection is available at 11 retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through major department and specialty stores in the US and select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; general economic conditions; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to successfully manage the transition of the new Chief Executive Officer; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; seasonal and quarterly variations in our revenue and income; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended
	May 1,	May 2,
	2021	2020
Net sales	$57,533	$39,018
Cost of products sold	32,050	23,018
Gross profit	25,483	16,000
as a % of net sales	44.3%	41.0%
Impairment of goodwill and intangible assets	—	13,848
Impairment of long-lived assets	—	13,026
Selling, general and administrative expenses	32,584	38,544
as a % of net sales	56.6%	98.8%
Loss from operations	(7,101)	(49,418)
as a % of net sales	(12.3)%	(126.7)%
Interest expense, net	1,878	1,025
Other income, net	—	(2,307)
Loss before income taxes	(8,979)	(48,136)
Provision for income taxes	2,643	42
Net loss	$(11,622)	$(48,178)
Loss per share:
Basic loss per share	$(0.98)	$(4.12)
Diluted loss per share	$(0.98)	$(4.12)
Weighted average shares outstanding:
Basic	11,812,710	11,693,959
Diluted	11,812,710	11,693,959

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	May 1,	January 30,	May 2,
	2021	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,370	$3,777	$26,654
Trade receivables, net	26,825	31,878	16,523
Inventories, net	71,745	68,226	67,337
Prepaid expenses and other current assets	5,918	6,703	4,061
Total current assets	105,858	110,584	114,575
Property and equipment, net	16,785	17,741	19,901
Operating lease right-of-use assets	90,915	91,982	81,991
Intangible assets, net	76,327	76,491	76,982
Goodwill	31,973	31,973	31,973
Deferred income tax asset and other assets	3,957	4,173	5,386
Total assets	$325,815	$332,944	$330,808

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,340	$40,216	$31,647
Accrued salaries and employee benefits	4,199	4,231	9,361
Other accrued expenses	15,303	15,688	13,056
Short-term lease liabilities	23,297	22,085	20,882
Current portion of long-term debt	687	—	2,750
Total current liabilities	85,826	82,220	77,696
Long-term debt	85,286	84,485	84,647
Long-term lease liabilities	94,242	97,144	85,380
Deferred income tax liability and other liabilities	5,497	2,888	187
Stockholders' equity	54,964	66,207	82,898
Total liabilities and stockholders' equity	$325,815	$332,944	$330,808

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands)

	For the three months ended May 1, 2021
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non- GAAP)
Loss from operations	$(7,101)	$—	$—	$—	$(7,101)
Interest expense, net	1,878	—	—	—	1,878
Other (income) expense, net	—	—	—	—	—
Loss before income taxes	(8,979)	—	—	—	(8,979)
Provision for income taxes	2,643	—	—	—	2,643
Net loss	$(11,622)	$—	$—	$—	$(11,622)
Loss per share	$(0.98)	$—	$—	$—	$(0.98)	(1)

	For the three months ended May 2, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non- GAAP)
Loss from operations	$(49,418)	$(13,026)	$(13,848)	$—	$(22,544)
Interest expense, net	1,025	—	—	—	1,025
Other (income) expense, net	(2,307)	—	—	(2,320)	13
(Loss) income before income taxes	(48,136)	(13,026)	(13,848)	2,320	(23,582)
Provision for income taxes	42	—	—	—	42
Net (loss) income	$(48,178)	$(13,026)	$(13,848)	$2,320	$(23,624)
Earnings (loss) per share	$(4.12)	$(1.11)	$(1.18)	$0.20	$(2.02)	(2)

(1)	Based on weighted-average shares outstanding of 11,812,710 for the three months ended May 1, 2021, which excludes the effect of dilutive equity securities.
(2)	Based on weighted-average shares outstanding of 11,693,959 for the three months ended May 2, 2020, which excludes the effect of dilutive equity securities.